UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2020

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3001 Quail Springs Parkway Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip code)

(405) 252-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered	Trading Symbol
Common stock, par value $0.01 per share	Nasdaq Global Select Market	GPOR

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 25, 2020, management of Gulfport Energy Corporation (the “Company”) concluded, and the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) concurred, that the Company’s previously issued unaudited consolidated financial statements for the three and nine months ended September 30, 2019, which were included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which was originally filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2019 (the “Prior Filing”), should no longer be relied upon due to material misstatements.

In the course of preparing the consolidated financial statements for the year ended December 31, 2019, the Company identified a misstatement of its depreciation, depletion and amortization and impairment of oil and gas properties as of September 30, 2019 of approximately $554 million ($436 million net of the tax benefit) related to unrecorded transfers of its unevaluated oil and natural gas properties into the amortization base. This error impacted the related calculations of the Companys’ depreciation, depletion and amortization and impairment of oil and natural gas properties for the three and nine month periods ended September 2019. Net (loss) income and income tax (benefit) expense have also been impacted.

Management determined it did not effectively design and maintain controls over the completeness and accuracy of the accounting of transfers of unevaluated capitalized costs into the amortization base for the three and nine month periods ended September 30, 2019 and the twelve month period ended December 31, 2019. Specifically, the Company did not have an adequate process for monitoring that its accounting policies for transferring unevaluated oil and gas properties were consistently being performed timely and reconciled with the general ledger. This material weakness resulted in a material error in the amount of impairment expense booked in relation to our oil and gas properties for the nine months ended September 30, 2019.

In addition, the Company has reassessed its conclusions regarding its disclosure controls and procedures as of September 30, 2019 in light of the misstatements described above. As a result, the Company has determined that a material weakness in internal control over financial reporting existed as of September 30, 2019, and therefore the Company has concluded that its disclosure controls and procedures as of September 30, 2019 were not effective. Therefore, the Company’s previous evaluation of its disclosure controls and procedures as of September 30, 2019 should no longer be relied upon.

As a result of the foregoing, upon filing this report on Form 8-K, the Company will promptly amend the Prior Filing to:

•	restate the unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2019;

•	restate Management’s Discussion and Analysis of Financial Conditions and Results of Operations included in Part I, Item 2; and

•	restate the evaluation of disclosure controls and procedures included under Part I, Item 4.

The Audit Committee and the Company’s management have discussed these matters with its independent registered public accounting firm, Grant Thornton LLP.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 26, 2020, the Board approved and adopted the Second Amended and Restated Bylaws of the Company (the “Second Amended and Restated Bylaws”), effective immediately, to align the advance notice provisions and substantive disclosure requirements related to meetings of the Company’s stockholders and the election of directors with those under the Company’s Restated Certificate of Incorporation and to make certain other technical and conforming revisions to the advance notice and other provisions. The Second Amended and Restated Bylaws also incorporate the First Amendment to the Amended and Restated Bylaws, adopted July 18, 2013 and filed with the SEC on July 23, 2013, and the Second Amendment to the Amended and Restated Bylaws, adopted April 28, 2014 and filed with the SEC on May 2, 2014.

The foregoing description in this Item 5.03 is qualified in its entirety by reference to the text of the Second Amended and Restated Bylaws, which are attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

3.1	Second Amended and Restated Bylaws of Gulfport Energy Corporation

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: February 27, 2020	By:	/s/ Quentin Hicks
Quentin Hicks
Executive Vice President & Chief Financial Officer